Exhibit 99.1

MAXIMUS Reports Fiscal 2009 Second Quarter Results

- Awarded $266 Million Rebid and Expansion in Australia -

- Updates Fiscal 2009 Outlook; Positioned for Accelerated Growth in Fiscal 2010 -

RESTON, Va.--(BUSINESS WIRE)--May 7, 2009--MAXIMUS (NYSE:MMS), a leading provider of government services, today reported results for its fiscal 2009 second quarter ended March 31, 2009.

Key highlights for the second quarter of fiscal 2009 include:

  Second quarter revenue of $184.2 million,
  Net income from continuing operations of $11.4 million, or $0.64 per diluted share, and on a pro forma basis $0.66 per diluted share excluding legal and severance expenses,
  Strong cash provided by operating activities - continuing operations of $40.0 million in the quarter and cash at March 31, 2009 of $85.1 million,
  Improved Days Sales Outstanding to 66 days at March 31, 2009,
  New sales awards of $447 million and total pipeline of $1.4 billion at May 4, and
  Notification of award on a $266 million rebid and expansion in Australia.

Revenue for the second quarter was $184.2 million versus $189.6 million reported for the same period last year. Results for the second quarter of fiscal 2009 reflect less favorable currency exchange rates. On a constant currency basis, revenue for the second quarter of fiscal 2009 increased approximately 1.0% over the comparable prior year quarter. For the second quarter, net income from continuing operations was $11.4 million or $0.64 per diluted share compared to $13.5 million or $0.72 per diluted share reported for the second quarter last year. Per share earnings in the second quarter of fiscal 2009 were lower principally due to less favorable currency exchange rates, as well as new contract transition and project timing in the Operations Segment, and lower contribution from the Consulting Segment, which was partially offset by share repurchase activities. For the second quarter of fiscal 2009, earnings per diluted share on a pro forma basis were $0.66 excluding legal and severance expenses.

In a separate release issued today, MAXIMUS announced that its MAXNetWork subsidiary has been awarded a rebid and expansion of its Job Services Australia contract by the Department of Education, Employment and Workplace Relations. The three-year base contract is valued at $266 million (USD) and launches July 1, 2009. The contract also allows for two three-year option periods, extending the contract to 2018 if all options are exercised. Under the new contract, MAXNetWork will provide employment services through 73 operational sites, a net increase of 36 new sites across Australia.

Richard A. Montoni, Chief Executive Officer commented, “We are pleased with the results for the quarter and what we see for the rest of fiscal 2009. Our year-to-date results demonstrate continued solid overall performance and stability of demand for our services, despite the challenging macro-economic environment. In addition, with today’s announced win in Australia, along with other recent awards, we are excited about our prospects for growth in 2010 as these new contracts contribute to our stream of predictable, long-term revenue and profit. While the new wins will result in start-up expenses in the second half of the year, we expect that the new business awards year-to-date will increase revenue for fiscal 2010 by 7% over our current revenue forecast for fiscal 2009. Additionally, we remain optimistic on further growing the business in 2010 based on the high level of new work initiatives in process.”

Operations Segment

Strong performance by the Operations Segment resulted in revenue of $155.6 million and operating income of $19.9 million for the second quarter of fiscal 2009. This compares to revenue of $161.0 million and operating income of $22.8 million for the same period last year. Segment results were lower in fiscal 2009 principally due to less favorable currency rates, the transition to a new contract that was successfully rebid last year, and project timing associated with the $6.9 million hardware and software contribution in the second quarter of last year which did not reoccur this year. Normalized for hardware and software revenue of $6.9 million and constant currency, Operations Segment revenue increased 5.6% compared to the same period last year. The Segment benefits from seasonal tax-credit work in the second half of the fiscal year, which will partially offset start-up expenses on new work and the deferral of outcomes-based revenue for the expanded Australian Job Services project.

Consulting Segment

For the fiscal 2009 second quarter, Consulting Segment revenue was $28.6 million, consistent with prior year revenue of $28.6 million. Revenue in the fiscal 2009 second quarter benefited from new work in the Educational Services division including $4.8 million of non-recurring pass through revenue. The Segment’s operating loss for the fiscal 2009 second quarter was $475,000 compared to an operating profit of $496,000 in the prior-year period. Segment performance continues to be impacted by costs to exit business lines and project provisions; however the Company remains focused on executing its plan to improve Consulting Segment performance.

Sales and Pipeline

Year-to-date signed contract wins at May 4, 2009, totaled $447 million, compared to the $615 million reported last year which included two large program awards. New contracts pending at May 4, 2009, (awarded but unsigned) totaled $338 million compared to $149 million reported last year. Sales opportunities (pipeline) at May 4, 2009, totaled $1.4 billion (consisting of $651 million in proposals pending, $110 million in proposals in preparation and $646 million in proposals tracking) compared to $1.6 billion the prior year.

Balance Sheet and Cash Flows

MAXIMUS maintains a solid financial position with a robust cash balance totaling $85.1 million at March 31, 2009. In the second quarter, MAXIMUS generated cash from operating activities from continuing operations of $40.0 million and free cash flow of $34.5 million. This includes a $12.5 million insurance reimbursement that the Company received in connection with the previously announced arbitration settlement. Days Sales Outstanding (DSO) were 66 days for the Company’s second quarter. During the second quarter, MAXIMUS purchased 187,200 shares of common stock for $6.8 million under its ongoing share repurchase program and at March 31, had approximately $53.4 million available under this program. On February 27, 2009, MAXIMUS paid a quarterly cash dividend of $0.12 per share, and on April 7, 2009, the Company declared a quarterly cash dividend of $0.12 per share payable on May 29, 2009.

Outlook

During the fiscal 2009 third and fourth quarters, MAXIMUS expects start-up expenses resulting from new wins and will defer revenue tied to outcome-based work on its expanded Australian employment services project, which, in total, is estimated to be approximately $0.20 per diluted share. In addition, MAXIMUS has slightly reduced its outlook for its Consulting Segment. As a result, MAXIMUS now expects fiscal 2009 revenue to be in the range of $745 million to $755 million and earnings per share in the range of $2.75 to $2.85. The Company is reiterating its guidance for cash flow from continuing operations of $35 million to $45 million in fiscal 2009, before any additional insurance reimbursements.

Conclusion

Mr. Montoni concluded, “We are fundamentally on track for fiscal 2009. Our 2009 guidance has been modified principally as a result of the impact of start-up investments on new work. The required investments are a net positive as we further strengthen the business base. We remain optimistic as we continue to see stable demand in both domestic and international health and human services managed services programs, as evidenced by our expansion in Australia, Pennsylvania and Shelby County, Tennessee. These recent awards are a testament to the Company’s successful transition to focus our operations on less discretionary health and human services program administration.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, May 7, 2009, at 9:00 a.m. (ET). The Company has also posted a presentation on its website, under the Investor Relations page, for analysts to follow during the conference call.

The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

A replay will be available through May 15, 2009. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 321261

MAXIMUS is a leading provider of government services and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,000 employees located in more than 220 offices in the United States, Canada, Australia, Israel and the United Kingdom. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to MAXIMUS financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. MAXIMUS management believes providing investors with this information gives additional insights into MAXIMUS results of operations. While MAXIMUS management believes that these non-GAAP financial measures are useful in evaluating MAXIMUS operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	March 31,
	2008	2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$119,605	$85,090
Restricted cash	2,736	2,449
Accounts receivable — billed, net of reserves of $5,512 and $4,232	128,819	96,350
Accounts receivable — unbilled	30,695	35,388
Current portion of note receivable	746	786
Income taxes receivable	—	17,097
Deferred income taxes	21,901	8,735
Due from insurance carrier	12,500	—
Prepaid expenses and other current assets	7,892	17,655
Current assets of discontinued operations	193	192
Total current assets	325,087	263,742

Property and equipment, at cost	81,232	83,577
Less accumulated depreciation and amortization	(47,238)	(50,028)
Property and equipment, net	33,994	33,549
Capitalized software	19,979	23,262
Less accumulated amortization	(5,854)	(6,581)
Capitalized software, net	14,125	16,681
Deferred contract costs, net	5,324	7,604
Goodwill	60,659	58,763
Intangible assets, net	3,699	2,458
Note receivable, less current portion	1,337	721
Deferred income taxes	10,933	1,440
Other assets, net	3,788	3,065
Total assets	$458,946	$388,023

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,950	$53,218
Accrued compensation and benefits	26,684	24,932
Current portion of deferred revenue	19,676	19,351
Current portion of income taxes payable	12,662	—
Current portion of capital lease obligations	417	—
Other accrued liabilities	53,891	15,029
Current liabilities of discontinued operations	11,028	4,406
Total current liabilities	173,308	116,936
Deferred revenue, less current portion	8,315	7,884
Income taxes payable, less current portion	1,617	1,573
Total liabilities	183,240	126,393

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 18,302,368 and 17,423,577 shares issued and outstanding at September 30, 2008 and March 31, 2009, at stated amount, respectively	328,323	332,462
Treasury stock, at cost; 8,635,130 and 9,562,820 shares at September 30, 2008 and March 31, 2009, respectively	(289,103)	(319,149)
Accumulated other comprehensive income	5,536	(1,771)
Retained earnings	230,950	250,088
Total shareholders’ equity	275,706	261,630
Total liabilities and shareholders’ equity	$458,946	$388,023

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2009	2008	2009
Revenue	$189,611	$184,201	$366,700	$364,293
Cost of revenue	137,748	137,090	268,553	270,035
Gross profit	51,863	47,111	98,147	94,258
Selling, general and administrative expenses	28,762	27,996	55,800	55,334
Legal and settlement expense	931	368	931	368
Operating income from continuing operations	22,170	18,747	41,416	38,556
Interest and other income, net	107	35	1,608	129
Income from continuing operations before income taxes	22,277	18,782	43,024	38,685
Provision for income taxes	8,788	7,419	17,267	15,281
Income from continuing operations	13,489	11,363	25,757	23,404

Discontinued operations, net of income taxes:
Loss from discontinued operations	(3,862)	(336)	(5,525)	(409)
Loss on disposal	—	—	—	(5)
Loss from discontinued operations	(3,862)	(336)	(5,525)	(414)

Net income	$9,627	$11,027	$20,232	$22,990

Basic earnings (loss) per share:
Income from continuing operations	$0.73	$0.65	$1.32	$1.33
Loss from discontinued operations	(0.21)	(0.02)	(0.28)	(0.03)
Basic earnings per share	$0.52	$0.63	$1.04	$1.30

Diluted earnings (loss) per share:
Income from continuing operations	$0.72	$0.64	$1.30	$1.31
Loss from discontinued operations	(0.21)	(0.02)	(0.28)	(0.02)
Diluted earnings per share	$0.51	$0.62	$1.02	$1.29

Dividends paid per share	$0.10	$0.12	$0.20	$0.22

Weighted average shares outstanding:
Basic	18,537	17,435	19,527	17,621
Diluted	18,763	17,751	19,803	17,832

MAXIMUS, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended March 31,
	2008	2009
Cash flows from operating activities:
Net income	$20,232	$22,990
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	5,525	414
Depreciation	5,151	4,203
Amortization	1,410	1,525
Deferred income taxes	7,522	22,659
Gain on sale of fixed assets	—	(51)
Deferred interest income on note receivable	—	210
Non-cash equity based compensation	5,458	3,950

Change in assets and liabilities:
Accounts receivable – billed	7,079	31,321
Accounts receivable – unbilled	(13,247)	(5,464)
Prepaid expenses and other current assets	(462)	(10,006)
Deferred contract costs	1,843	(2,486)
Due from insurance carrier	—	12,500
Other assets	282	(766)
Accounts payable	686	5,320
Accrued compensation and benefits	(479)	(1,498)
Deferred revenue	(5,035)	965
Income taxes	(11,107)	(29,494)
Other liabilities	(32)	(37,573)
Cash provided by (used in) operating activities – continuing operations	24,826	18,719
Cash provided by (used in) operating activities – discontinued operations	467	(7,035)
Cash provided by (used in) operating activities	25,293	11,684

Cash flows from investing activities:
Proceeds from sale of fixed assets	—	54
Decrease in note receivable	—	366
Purchases of property and equipment	(3,534)	(4,904)
Capitalized software costs	(2,038)	(4,686)
Decrease in marketable securities	126,210	—
Cash provided by (used in) investing activities – continuing operations	120,638	(9,170)
Cash provided by (used in) investing activities – discontinued operations	(1,566)	—
Cash provided by (used in) investing activities	119,072	(9,170)

Cash flows from financing activities:
Employee stock transactions	3,274	(97)
Repurchases of common stock	(150,388)	(30,046)
Payments on capital lease obligations	(805)	(417)
Tax benefit due to option exercises and restricted stock units vesting	576	287
Cash dividends paid	(4,074)	(3,854)
Cash used in financing activities – continuing operations	(151,417)	(34,127)
Cash used in financing activities – discontinued operations	—	—
Cash used in financing activities	(151,417)	(34,127)

Effect of exchange rate changes on cash and cash equivalents	—	(2,902)

Net decrease in cash and cash equivalents	(7,052)	(34,515)

Cash and cash equivalents, beginning of period	70,472	119,605

Cash and cash equivalents, end of period	$63,420	$85,090

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2008	% (1)	2009	% (1)	2008	% (1)	2009	% (1)

Revenue:
Operations	$160,982	100%	$155,626	100%	$307,789	100%	$311,964	100%
Consulting	28,629	100%	28,575	100%	58,911	100%	52,329	100%
Total	189,611	100%	184,201	100%	366,700	100%	364,293	100%

Gross Profit:
Operations	42,166	26.2%	40,233	25.9%	77,723	25.3%	81,702	26.2%
Consulting	9,697	33.9%	6,878	24.1%	20,424	34.7%	12,556	24.0%
Total	51,863	27.4%	47,111	25.6%	98,147	26.8%	94,258	25.9%

Selling, general, and administrative expense:
Operations	19,318	12.0%	20,323	13.1%	37,049	12.0%	40,446	13.0%
Consulting	9,201	32.1%	7,353	25.7%	18,149	30.8%	14,493	27.7%
Corporate/Other	243	NM (2)	320	NM (2)	602	NM (2)	395	NM (2)
Total	28,762	15.2%	27,996	15.2%	55,800	15.2%	55,334	15.2%

Operating income (loss) from continuing operations:
Operations	22,848	14.2%	19,910	12.8%	40,674	13.2%	41,256	13.2%
Consulting	496	1.7%	(475)	(1.7)%	2,275	3.9%	(1,937)	(3.7)%
Consolidating adjustments	(243)	NM (2)	(320)	NM (2)	(602)	NM (2)	(395)	NM (2)
Legal and settlement expense	(931)	NM (2)	(368)	NM (2)	(931)	NM (2)	(368)	NM (2)
Total	$22,170	11.7%	$18,747	10.2%	$41,416	11.3%	$38,556	10.6%

(1) % of respective segment revenue
(2) Not meaningful

MAXIMUS, Inc.
Supplemental Pro Forma Earnings per Diluted share from Continuing Operations
Fiscal Year 2008 and First Half Fiscal Year 2009

	Q1 08	Q2 08	Q3 08	Q4 08	Total FY 08	Q1 09	Q2 09	Total FY 09
Diluted earnings per share from continuing operations-
GAAP basis	$0.59	$0.72	$0.92	($0.80)	$1.43	$0.67	$0.64	$1.31

Pro forma adjustments:
Legal and settlement charges	-	0.03	0.02	1.23	1.28	-	0.01	0.01
Gains on sale of building	-	-	(0.13)	-	(0.13)	-	-	-
Pre-ASR interest income	(0.03)	-	-	-	(0.03)	-	-	-
Non-cash goodwill impairment charge	-	-	-	0.25	0.25	-	-	-
Severance	-	-	-	0.03	0.03	-	0.01	0.01
Subtotal pro forma adjustments	($0.03)	$0.03	($0.11)	$1.51	$1.40	-	$0.02	$0.02

Pro forma diluted earnings per share from continuing operations	$0.56	$0.75	$0.81	$0.71	$2.83	$0.67	$0.66	$1.33

CONTACT:
MAXIMUS
Lisa Miles
800-MAXIMUS x11637